FORM OF JOINT PRESS RELEASE


                     TOPPS REACHES AGREEMENT WITH PEMBRIDGE


     New York, June 9, 2005 - The Topps Company, Inc. (Nasdaq: TOPP) and Pembridge Value Opportunity Fund LP announced today that they have entered into an agreement, under which Pembridge has agreed to cease all efforts with respect to its previously announced proxy solicitation.

     Arthur T. Shorin, chairman and chief executive officer of Topps, stated that "Topps appreciates the input it has received from Pembridge on behalf of all of our stockholders and will continue working to enhance stockholder value. We are pleased that we were able to reach agreement with Pembridge and avoid the further cost and distraction of a proxy contest."

     Commenting on the agreement, Timothy Brog, President of Pembridge Capital Management LLC, said that "I am glad that Topps retained Lehman Brothers in February 2005 to explore means of maximizing stockholder value and look forward to the outcome of their efforts. I wish the Company good luck."

     As part of the agreement, Pembridge will terminate its proxy solicitation and withdraw its slate of nominees to the Company's Board of Directors with respect to the Company's 2005 Annual Meeting of the Stockholders. Pembridge also agreed not to engage in certain activities involving the Company until December 31, 2005, including a proxy solicitation, other stockholder proposals or seeking board representation.

     Pursuant to the agreement, Topps agreed that the Board of Directors would refrain from adopting a "poison pill" without stockholder approval until June 30, 2006. Topps also agreed to pay Pembridge for expenses incurred or expected to be incurred by Pembridge in connection with its proxy solicitation.


ABOUT THE TOPPS COMPANY, INC.


     Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.


ABOUT PEMBRIDGE CAPITAL MANAGEMENT LLC

     Pembridge Capital Management is an investment management firm that primarily invests in undervalued, small-capitalization companies. Pembridge and its principals are experienced value-added investors who have taken active roles in assisting management teams in creating or improving shareholder value.